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                         DATED 13 November, 1997                     EXHIBIT 2.2

                           SHARE EXCHANGE AGREEMENT


                   relating to the sale and purchase of the
                        entire issued share capital of

                                ESG HOLDING AG


      THE VENDORS                                                  (1)

      EUROPEAN SPECIALTY GROUP (UNITED KINGDOM) LIMITED            (2)





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      SHARE EXCHANGE AGREEMENT

      DATE

      13 November, 1997

      PARTIES

(1) THE SEVERAL PERSONS whose names and addresses are set out in Schedule 2 (together "the Vendors", and each a "Vendor"); and

(2) EUROPEAN SPECIALTY GROUP (UNITED KINGDOM) LIMITED, a company incorporated in England and Wales with number 3405914, whose registered office is at 25 Lime Street, London ("the Purchaser").

      INTRODUCTION

(A) European Specialty Group Holding AG ("the Company"), short particulars of which are set out in Schedule 1, is a company duly incorporated and existing in accordance with the laws of the Federal Republic of Germany and has at the date of this Agreement an authorised share capital of DM500,000.00 divided into 100,000 shares of DM5.00 each, all of which have been issued and are fully paid ("the Shares").

(B) The Vendors are the registered and beneficial holders of all the Shares as set out in Schedule 2 and, as such, have the ability to sell the Shares with full title guarantee.

(C) The Purchaser is a private company limited by shares incorporated in England and Wales under the Companies Act 1985 and has at the date of this Agreement an authorised share capital of (Pounds)1,000 consisting of 1,000 shares of (Pounds)1.00 each of which 2 have been issued and are fully paid, and which authorised share capital will be increased to (Pounds)100,000 divided into 100,000 ordinary shares of (Pounds)1.00 each ("Ordinary Shares") prior to Completion.

(D) The Vendors have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, the Shares in consideration of the allotment and issue to the Vendors of 100,000 Ordinary Shares in aggregate ("the Consideration Shares") in the amounts set out in Schedule 2.

      OPERATIVE PROVISIONS

1     CONDITIONS PRECEDENT

      This Agreement, and all the obligations of the parties hereunder, are conditional upon the unconditional completion to the satisfaction of the Purchaser of any one or more Direct Sales (as such expression is defined in the prospectus to be issued by ESG Re Limited after the date of this Agreement and in such form as may be approved by each of the Purchaser and Wolfgang Wand (acting as duly authorised agent on behalf of all the Vendors)), evidenced by notice in writing to the Purchaser and Wolfgang Wand from ESG Re Limited, taking place on or prior to 31 December 1997, or such other date as Wolfgang Wand (acting as duly authorised agent on behalf of all the Vendors) and the Purchaser may agree, failing which this Agreement shall lapse and be of no further effect.
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2    SALE AND PURCHASE

2.1 Each of the Vendors shall sell as legal and beneficial owner and with full title guarantee and the Purchaser, relying on the representations and warranties set out in clause 4, shall purchase the Shares shown against the Vendors' respective names in column (2) of Schedule 2 free from all liens, charges and encumbrances and together with all rights attaching thereto.

2.2 In exchange for the Shares, the Purchaser shall issue to each of the Vendors the Consideration Shares credited as fully paid (at such premium to the nominal value of such shares as the Purchaser shall reasonably determine), in the amounts set out against the Vendors' respective names in column (3) of Schedule 2.

3     COMPLETION

3.1 Completion of the exchange of the Consideration Shares for the Shares ("Completion") shall take place at such time and place as the Purchaser and Wolfgang Wand (acting as duly authorised agent on behalf of all of the Vendors) shall agree, or in the absence of agreement at the office of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York NY10019-6064, forthwith upon satisfaction of the condition described in clause 1 when:

      (a)   each of the Vendors shall deliver to the Purchaser:

            (i) a duly executed transfer of the Shares in favour of the Purchaser (or as it may direct) together with the relevant share certificate(s); and

            (ii) any other documents which may be required to vest in the Purchaser the full legal and beneficial ownership of the Shares and enable the Purchaser to procure them to be registered in its name or as it shall direct;

      (b) the Purchaser shall issue the Consideration Shares to each of the Vendors credited as fully paid in the amounts set out against their respective names in column (3) of Schedule 2 and shall procure that each of the Vendors is registered as a member of the Purchaser in respect of such shares; and

      (c) the parties shall procure that a meeting of the directors of the Company shall be held at which the transfer of the Shares shall be approved subject to such documents of title, in a form satisfactory to the directors, as the directors may require being presented for registration in the Company's share register and until such registration each of the Vendors shall hold the Shares as trustee for the Purchaser and subject to its directions (including directions as to the exercise of voting and other rights attaching to the Shares).

3.2 The Purchaser shall not be obliged to purchase any of the Shares unless the purchase of all of the Shares is completed simultaneously in accordance with this Agreement.

4     WARRANTIES

      Each of the Vendors hereby jointly and severally represents and warrants to the Purchaser that (as at the date hereof and throughout the period up to and including Completion):

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      (a)   he is the legal and beneficial owner of the Shares set out against his name in column (2) of Schedule 2 and that there is no pledge, lien, option, warrant, charge or encumbrance on, over or affecting any such Shares, no agreement to create any such pledge, lien, option, warrant, charge or encumbrance has been made and no claim has been made that any person is entitled to any such pledge, lien, charge or encumbrance or any interest in the Shares;

      (b) the Vendors are together the sole legal and beneficial owners of all the Shares, which represent the entire issued share capital of the Company, there being no other share or loan capital in the Company, whether existing or under option, of any nature; and

      (c) the particulars of the Company set out in Schedule 1 are true, complete and accurate in all respects.

5     GENERAL

5.1 All the provisions of this Agreement (except for any fully performed before or at Completion) shall continue in full force and effect after Completion.

5.2 Each of the Vendors shall be jointly and severally liable in the event of any breach of any of the warranties, representations, agreements and obligations of the Vendors under this Agreement, provided that the Purchaser may release or compromise the liability of any of the Vendors hereunder, or grant to any of the Vendors time or other indulgence, without affecting the liability of any other of the Vendors.

5.3 The Purchaser may assign in whole or in part the benefit of this Agreement which shall enure to the benefit of the successors in title and assigns of the Purchaser.

5.4 The Vendors shall not divulge to any third party the fact that this Agreement has been entered into, or any information regarding its terms or any matters contemplated by this transaction, or make any announcement or disclose any information relating to it without the prior agreement in writing of the Purchaser.

5.5 Each of the Vendors hereby undertakes to the Purchaser, at the request of the Purchaser and at the expense of the Vendors, to do or procure to be done all such further acts and things and to execute or procure to be executed all such further deeds and documents as may be necessary, desirable or expedient fully and effectively to vest in the Purchaser the legal and beneficial ownership of the Shares and the benefits of this Agreement.

5.6 This Agreement shall be binding upon each of the Vendors' personal representatives, heirs and successors.

5.7 This Agreement is governed by and is to be construed in accordance with the laws of England and Wales and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

5.8 This Agreement may be executed in several counterparts (whether original or facsimile counterparts) and upon the execution of all such counterparts by the parties, each counterpart shall be deemed to be an original hereof.

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                                  SCHEDULE 1

                          PARTICULARS OF THE COMPANY


Registered number             : HRB 59932, Civil Court of Hamburg

Status                         : Aktiengesellschaft

Principal place of business    : Hamburg, Germany

Directors                      : Wolfgang Wand, Steven Debrovner,
                                 Gerhard Jurk

Supervisory board              : Dr J-C Mayor, Yves Forestier, Michael
                                 Weiss

Accounting Reference Date      : 31 December

Loans                          : None, save for certain loans from
                                 shareholders and group companies

Charges                        : None

Bankers                        : Deutsche Bank AG, Germany

Auditors                       : WP-StB Harald Hermann

Authorised Share Capital       : DM500,000

Issued Share Capital           : DM500,000

Options, warrants and other
subscription rights            : None

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                                   SCHEDULE 2

                                  THE VENDORS

(1)                                           (2)                  (3)
VENDOR                                      SHARES          CONSIDERATION
                                                                SHARES

Wolfgang Wand                               24,990                 24,990
Alte Landstrasse 16
23843 Neritz
Germany

Johanna Wand                                 3,870                  3,870
Albert Schwiezer Str. 72
29003 Celle
Germany

Sabine Wand                                 16,045                 16,045
Alte Landstrasse 16
23843 Neritz
Germany

Steven Debrovner                            25,400                 25,400
Upper Hollow Road
Vermont
USA

Dr Jean-Claude Mayor                         5,010                  5,010
Birkenstrasse 18
8135 Langnau am Albis
Switzerland

Yves Forestier                                 505                    505
122 Quai Amiral Lalande
7200 Le Mans
France

Franco Canadienne de Re, Ltee               12,000                 12,000
10th floor Brunswick House
44 Chipmann Hill
Saint John
New Brunswick
Canada

RVERS Beteiligungs - und Verwaltungs-GmbH    6,090                  6,090
Hohscheider Strasse 116
42699 Solingen
Germany

Horning Financial, Inc.                      6,090                  6,090
c/o Gestinor AG
Postfach 248
6301 Zug
Switzerland                               ________           ____________
                                           100,000                100,000

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ATTESTATIONS

SIGNED by               )
WOLFGANG WAND           ) /s/ Wolfgang Wand

SIGNED by               )
JOHANNA WAND            ) /s/ Johanna Wand

SIGNED by               )
SABINE WAND             ) /s/ Sabine Wand

SIGNED by               )
STEVEN DEBROVNER        ) /s/ Steven Debrovner

SIGNED by               )
DR JEAN-CLAUDE MAYOR    ) /s/ Jean-Claude Mayor

SIGNED by               )
YVES FORESTIER          ) /s/ Yves Forestier

SIGNED by               )
FRANCO CANADIENNE DE    )
RE, LTEE                ) /s/ Yves Forestier

SIGNED by               )
for and on behalf of    )
RVERS BETEILIGUNGS - UND)
VERWALTUNGS-GMBH        ) /s/ Henning Meyersrenken

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SIGNED by               )
for and on behalf of    )
HORNING FINANCIAL, INC. ) /s/ Markus Herzig

SIGNED by               )
for and on behalf of    )
EUROPEAN SPECIALTY      )
GROUP (UNITED KINGDOM)  )
LIMITED                 ) /s/ Gerhard Jurk

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